Exhibit 4.1

Execution Version

BOARDWALK PIPELINES, LP

as Issuer

BOARDWALK PIPELINE PARTNERS, LP

as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

$500,000,000

3.400% SENIOR NOTES DUE 2031

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of August 11, 2020

to

INDENTURE

Dated as of August 21, 2009

i

EIGHTH SUPPLEMENTAL INDENTURE dated as of August 11, 2020 (this “Eighth Supplemental Indenture”) among Boardwalk Pipelines, LP, a Delaware limited partnership (the “Partnership” or the “Issuer”), Boardwalk Pipeline Partners, LP, a Delaware limited partnership (together with its successors, the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Guarantor have heretofore entered into an Indenture, dated as of August 21, 2009 (the “Original Indenture”), with The Bank of New York Mellon Trust Company, N.A., as trustee;

WHEREAS, the Issuer, the Guarantor and the Trustee have executed and delivered to the Trustee a Third Supplemental Indenture, dated as of April 18, 2013, to amend the Original Indenture by amending and restating Section 14.04 thereof;

WHEREAS, the Original Indenture, as amended by the Third Supplemental Indenture, shall be referred to herein as the “Base Indenture”;

WHEREAS, pursuant to Section 9.01(k) of the Base Indenture, the Issuer proposes to supplement the Base Indenture to establish the form and terms of a new series of Debt Securities pursuant to this Eighth Supplemental Indenture as permitted by Sections 2.01 and 2.03 of the Base Indenture;

WHEREAS, the Base Indenture, as supplemented pursuant to this Eighth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Issuer proposes that its obligations under such new series of Debt Securities and under the Indenture to the extent applicable to such new series of Debt Securities be guaranteed by the Guarantor in accordance with the provisions of the Indenture (including without limitation Article XIV of the Base Indenture and the provisions of this Eighth Supplemental Indenture); and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Eighth Supplemental Indenture and to make it a valid and binding obligation of the Issuer and the Guarantor have been done or performed;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

ESTABLISHMENT OF NEW SERIES

Section 1.01 Establishment of New Series. There is hereby established a new series of Debt Securities to be issued under the Indenture, designated as the Issuer’s 3.400% Senior Notes due 2031 (the “Notes”).

(a) There are to be authenticated and delivered $500,000,000 principal amount of Notes on the Issue Date, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Notes.

(b) The Notes shall be issued initially in the form of one or more Global Securities in substantially the form attached as Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

(c) Each Note shall be dated the date of authentication thereof and shall bear interest as provided in paragraph 1 of the form of Note attached as Exhibit A hereto.

(d) If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Eighth Supplemental Indenture, the provisions of this Eighth Supplemental Indenture shall govern.

(e) Article XIV of the Base Indenture shall apply to the Notes, and the Notes are hereby designated to be entitled to the benefits of the Guarantee of the Guarantor. For the purposes of this Eighth Supplemental Indenture and the Notes (including, without limitation, the provisions of the Base Indenture to the extent applicable thereto), the term “Guarantor” shall mean Boardwalk Pipeline Partners, LP, a Delaware limited partnership, and its successors.

ARTICLE II

DEFINITIONS

Section 2.01 Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following are additional definitions used in this Eighth Supplemental Indenture:

“Additional Notes” has the meaning assigned to such term in Section 3.02 hereof.

“Attributable Debt” means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at a rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessee, be extended).

“Base Indenture” has the meaning assigned to such term in the recitals hereto.

“Consolidated Funded Indebtedness” means the aggregate of all Outstanding Funded Indebtedness of the Issuer and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total assets appearing on a consolidated balance sheet of a Person and its consolidated Subsidiaries less: (1) intangible assets; (2) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; and (3) reserves.

“Funded Indebtedness” means any Indebtedness that matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise.

“Guarantor” has the meaning assigned to such term in the preamble hereto.

“Indebtedness” means indebtedness that is for money borrowed from others.

“Indenture” has the meaning assigned to such term in the recitals hereto.

“Issue Date” means August 11, 2020.

“Issuer” has the meaning assigned to such term in the preamble hereto and includes any successor thereto.

“Notes” has the meaning assigned to such term in Section 1.01 hereof.

“Original Indenture” has the meaning assigned to such term in the recitals hereto.

“Principal Property” means any natural gas or natural gas liquids pipeline, gathering or storage property or facility located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Issuer and its consolidated Subsidiaries; provided, however, that “Principal Property” shall not include production and proceeds from production from gas processing plants or oil or natural gas or petroleum products in any pipeline or storage field.

“Trustee” has the meaning assigned to such term in the preamble hereto.

ARTICLE III

THE NOTES

Section 3.01 Form. The Notes shall be issued in the form of one or more Global Securities, and the Notes (including the notation of guarantee) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Eighth Supplemental Indenture, and the Issuer, the Guarantor and the Trustee, by their execution and delivery of this Eighth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02 Issuance of Additional Notes. The Issuer may, from time to time, issue an unlimited amount of additional Notes (“Additional Notes”) under the Indenture, which shall be issued in the same form as the Notes issued on the Issue Date and which shall have identical terms as the Notes issued on the Issue Date other than with respect to the issue date, issue price and first payment of interest. The Notes issued on the Issue Date shall be limited in aggregate principal amount to $500,000,000. The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single series for purposes of notices, consents, waivers, amendments and any other actions permitted under the Indenture and for purposes of interest accrual and redemptions.

Section 3.03 Transfer of Notes. When Notes are presented to the Registrar with the request to register the transfer of such Notes or exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange in accordance with Article II of the Base Indenture.

Section 3.04 Global Securities Legend. Each security certificate evidencing the Global Securities shall bear a legend substantially in the form set forth in Section 2.15(b) of the Base Indenture.

ARTICLE IV

REDEMPTION

Section 4.01 Optional Redemption.

(a) At its option, the Issuer at any time prior to the Par Call Date (as defined in paragraph 5 of the form of Note attached as Exhibit A), may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in paragraph 5 of the form of Note attached as Exhibit A), plus 45 basis points, plus, in either case accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b) At its option, the Issuer at any time on or after the Par Call Date, may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(c) Notwithstanding any contrary provisions in Sections 3.02 or 3.03 of the Base Indenture:

(A) Any notice of redemption of the Notes shall be given not less than 10 days nor more than 60 days prior to the date fixed for redemption, otherwise in accordance with the Base Indenture.

(B) Any redemption of the Notes may, at the Issuer’s discretion, be conditioned on the satisfaction or waiver of one or more conditions, including a sale of securities or other financing, in each case as specified in the notice of redemption in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the Redemption Date or have been waived by the Issuer on or before the Redemption Date. The Issuer shall provide notice of any waiver of a condition or failure to meet such conditions no later than the Redemption Date.

(d) Except as provided above, any redemption of the Notes shall be made pursuant to the provisions of Sections 3.01 through 3.03 of the Base Indenture. The actual redemption price, calculated as provided in this Section 4.01 and paragraph 5 of the form of Note attached as Exhibit A hereto, shall be certified in writing to the Trustee by the Issuer no later than two Business Days prior to each Redemption Date.

Section 4.02 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes and shall have no obligation to repurchase any Notes at the option of the Holders.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.01 Additional Covenants. Article IV of the Base Indenture is hereby supplemented, but only in relation to the Notes, by the addition of the following new Sections at the end of Article IV:

“Section 4.10. Limitations upon Liens. After the date hereof and so long as any Notes are Outstanding, the Issuer will not, and will not permit any Subsidiary of the Issuer to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance (any mortgage, pledge, lien, security interest or encumbrance being hereinafter in this Article IV referred to as a “mortgage” or “mortgages” or as a “lien” or “liens”) of, or upon, any property of the Issuer or of any Subsidiary of the Issuer, without effectively providing that the Notes shall be equally and ratably secured with such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(a) any purchase money mortgage created by the Issuer or a Subsidiary of the Issuer to secure all or part of the purchase price of any property (or to secure a loan made to enable the Issuer or a Subsidiary of the Issuer to acquire the property described in such mortgage), provided that the principal amount of the Indebtedness secured by any such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired;

(b) any mortgage existing on any property at the time of the acquisition thereof by the Issuer or a Subsidiary of the Issuer whether or not assumed by the Issuer or a Subsidiary of the Issuer, and any mortgage on any property acquired or constructed by the Issuer or a Subsidiary of the Issuer and created not later than 12 months after (i) completion of such acquisition or construction or (ii) commencement of full operation of such property, whichever is later; provided, however, that, if assumed or created by the Issuer or a Subsidiary of the Issuer, the principal amount of the Indebtedness secured by such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired and/or the cost of the property constructed;

(c) any mortgage created or assumed by the Issuer or a Subsidiary of the Issuer on any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, including accounts and other receivables, related to the operation or use of any property acquired or constructed by the Issuer or a Subsidiary of the Issuer and created not later than 12 months after (i) completion of such acquisition or construction or (ii) commencement of full operation of such property, whichever is later;

(d) any mortgage existing on any property of a Subsidiary of the Issuer at the time it becomes a Subsidiary of the Issuer and any mortgage on property existing at the time of acquisition thereof;

(e) any refunding or extension of maturity, in whole or in part, of any mortgage created or assumed in accordance with the provisions of subdivision (a), (b), (c) or (d) above or (o), (p), or (y) below, provided that the principal amount of the Indebtedness secured by such refunding mortgage or extended mortgage shall not exceed the principal amount of the Indebtedness secured by the mortgage to be refunded or extended outstanding at the time of such refunding or extension and that such refunding mortgage or extended mortgage shall be limited in lien to the same property that secured the mortgage so refunded or extended;

(f) any mortgage created or assumed by the Issuer or a Subsidiary of the Issuer to secure loans to the Issuer or a Subsidiary of the Issuer maturing within 12 months of the date of creation thereof and not renewable or extendable by the terms thereof at the option of the obligor beyond such 12 months, and made in the ordinary course of business;

(g) mechanics’ or materialmen’s liens or any lien or charge arising by reason of pledges or deposits to secure payment of workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges;

(h) any mortgage arising by reason of deposits with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Issuer or a Subsidiary of the Issuer to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(i) mortgages upon rights-of-way;

(j) undetermined mortgages and charges incidental to construction or maintenance;

(k) the right reserved to, or vested in, any municipality or governmental or other public authority or railroad by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, power, franchise, grant, license or permit;

(l) the lien of taxes and assessments which are not at the time delinquent;

(m) the lien of specified taxes and assessments which are delinquent but the validity of which is being contested in good faith at the time by the Issuer or a Subsidiary of the Issuer;

(n) the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

(o) defects and irregularities in the titles to any property (including rights-of-way and easements) which are not material to the business of the Issuer and its Subsidiaries considered as a whole;

(p) any mortgages securing Indebtedness neither assumed nor guaranteed by the Issuer or a Subsidiary of the Issuer nor on which the Issuer or such Subsidiary customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Issuer or a Subsidiary of the Issuer, which mortgages do not materially impair the use of such property for the purposes for which it is held by the Issuer or such Subsidiary;

(q) easements, exceptions or reservations in any property of the Issuer or a Subsidiary of the Issuer granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of such property for the purposes for which it is held by the Issuer or such Subsidiary;

(r) rights reserved to or vested in any municipality or public authority to control or regulate any property of the Issuer or a Subsidiary of the Issuer, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Issuer or such Subsidiary;

(s) any obligations or duties, affecting the property of the Issuer or a Subsidiary of the Issuer, to any municipality or public authority with respect to any franchise, grant, license or permit;

(t) the liens of any judgments in an aggregate amount not in excess of $2,000,000 or the lien of any judgment the execution of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

(u) zoning laws and ordinances;

(v) any mortgage existing on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(w) leases now or hereafter existing and any renewals or extensions thereof;

(x) any lien on inventory and receivables incurred in the ordinary course of business to secure Indebtedness incurred for working capital purposes including liens incurred in connection with a sale of receivables; and

(y) any mortgage not permitted by clauses (a) through (x) above if at the time of, and after giving effect to, the creation or assumption of any such mortgage, the aggregate amount of all mortgages not permitted by clauses (a) through (x) above, together with the total consolidated Attributable Debt in respect of Sale and Lease-Back Transactions permitted by Section 4.11(a) hereof, does not exceed 10% of Consolidated Net Tangible Assets of the Issuer.

In the event that the Issuer or a Subsidiary of the Issuer shall hereafter secure the Notes equally and ratably with any other obligation or Indebtedness pursuant to the provision of this Section 4.10, the Trustee is hereby authorized to enter into an indenture supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the Holders of the Notes so secured, equally and ratably with such other obligation or Indebtedness.

The Trustee, at its request, shall be provided with an Opinion of Counsel as conclusive evidence that any such supplemental indenture or steps taken to secure the Notes equally and ratably comply with the provisions of this Section 4.10.

Section 4.11 Limitations on Sale and Lease-Back Transactions. The Issuer will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the lease by the Issuer or a Subsidiary of the Issuer of any Principal Property, acquired or placed into service more than 180 days prior to such arrangement (except for leases of three years or less), whereby such property has been or is to be sold or transferred by the Issuer or any Subsidiary of the Issuer to such Person (herein referred to as a “Sale and Lease-Back Transaction”), unless:

(a) the Issuer or such Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a mortgage on such Principal Property to be leased in a principal amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes pursuant to Section 4.10 hereof; or

(b) the Issuer shall covenant that it will apply an amount equal to the net proceeds from the sale of the Principal Property so leased to the retirement (other than any mandatory retirement) of its Funded Indebtedness within 90 days of the effective date of any such Sale and Lease-Back Transaction, provided that the amount to be applied to the retirement of Funded Indebtedness of the Issuer shall be reduced by (i) the principal amount of any Notes delivered by the Issuer to the Trustee within 90 days after such Sale and Lease-Back Transaction for retirement and cancellation, and (ii) the principal amount of Funded Indebtedness, other than Notes, voluntarily retired by the Issuer within 90 days following such Sale and Lease-Back Transaction, and provided, further, that the covenant contained in this Section 4.11 shall not apply to, and there shall be excluded from Attributable Debt in any computation under this Section 4.11, Attributable Debt with respect to any Sale and Lease-Back Transaction if:

(A) such Sale and Lease-Back Transaction is entered into in connection with transactions which are part of an industrial development or pollution control financing, or

(B) the only parties involved in such Sale and Lease-Back Transaction are the Issuer and any Subsidiary or Subsidiaries of the Issuer.

Notwithstanding these restrictions on Sale and Lease-Back Transactions, the Issuer and its Subsidiaries may enter into, create, assume and suffer to exist Sale and Lease-Back Transactions, not otherwise permitted hereby, if at the time of, and after giving effect to, such Sale and Lease-Back Transactions, the total consolidated Attributable Debt of the Issuer and its Subsidiaries in respect of such Sale and Lease-Back Transactions, together with mortgages incurred pursuant to Section 4.10(y) hereof, does not exceed 10% of Consolidated Net Tangible Assets of the Issuer.”

ARTICLE VI

ADDITIONAL AMENDMENTS TO THE BASE INDENTURE

Section 6.01 Amendment to Section 11.02(b). Only in relation to the Notes, the first paragraph of Section 11.02(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“(b) Subject to Sections 11.02(c), 11.03 and 11.07, the Partnership at any time may terminate, with respect to Debt Securities of a particular series, all its obligations under the Debt Securities of such series and this Indenture with respect to the Debt Securities of such series (“legal defeasance option”) or the operation of: (i) Article X; (ii) any covenant made applicable to such Debt Securities pursuant to Section 2.03; (iii) Sections 6.01(d), (g) and (h) (including, without limitation, all Events of Default added pursuant to Article VI of the Eighth Supplemental Indenture); and (iv) as they relate to the Guarantors only, Sections 6.01(e) and (f) (“covenant defeasance option”). If the Partnership exercises either its legal defeasance option or its covenant defeasance option with respect to Debt Securities of a particular series that are entitled to the benefit of the Guarantee, the Guarantee will terminate with respect to that series of Debt Securities. The Partnership may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.”

ARTICLE VII

MISCELLANEOUS

Section 7.01 Integral Part. This Eighth Supplemental Indenture constitutes an integral part of the Indenture.

Section 7.02 Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 7.03 Counterparts. This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 7.04 Governing Law. THIS EIGHTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.05 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Eighth Supplemental Indenture.

Section 7.06 Electronic Signatures. words “execution,” “signed,” “signature,” and words of like import in the Base Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in the Base Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Company Order, Opinion of Counsel, Security, certificate of authentication appearing on or attached to any Security, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.05 or elsewhere in this Base Indenture to the execution, attestation or authentication of any Security or any certificate of authentication appearing on or attached to any Security by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in the Base Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Securities of such series.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

ISSUER:

BOARDWALK PIPELINES, LP

By:	Boardwalk Operating GP, LLC, its general partner

By:	Boardwalk Pipeline Partners, LP, its sole member

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:	/s/ Jamie L. Buskill

Jamie L. Buskill Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director

GUARANTOR:

BOARDWALK PIPELINE PARTNERS, LP

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:	/s/ Jamie L. Buskill

Jamie L. Buskill Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director

Signature Page to Eighth Supplemental Indenture

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee.

By:	/s/ Kenneth Helbig

Name: Kenneth Helbig Title: Vice President

Signature Page to Eighth Supplemental Indenture

(Form of Face of Note)

No.

CUSIP 096630AH1

ISIN US096630AH15

$500,000,000

BOARDWALK PIPELINES, LP

3.400% Senior Note due 2031

Boardwalk Pipelines, LP, a Delaware limited partnership, promises to pay to                 , or registered assigns, the principal sum of Dollars ($                ) [or such greater or lesser amount as may be endorsed on the Schedule attached hereto]1 on February 15, 2031.

Interest Payment Dates:                     February 15 and August 15

Record Dates:                                     February 1 and August 1

BOARDWALK PIPELINES, LP

By:	Boardwalk Operating GP, LLC, its general partner

By:	Boardwalk Pipeline Partners, LP, its sole member

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:

Jamie L. Buskill Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director

[1]	To be included only if the Note is issued in global form.

Exhibit A-1

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated 3.400% Senior Notes due 2031 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

Authorized Signatory

Dated:

Exhibit A-2

(Form of Back of Note)

3.400% Senior Note due 2031

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]2

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Boardwalk Pipelines, LP, a Delaware limited partnership (the “Partnership” or the “Issuer”), promises to pay interest on the principal amount of this Note at 3.400% per annum until maturity. The Issuer shall pay interest semi-annually on February 15 and August 15 of each such year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 11, 2020; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 2021. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the same rate, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuer shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled

[2]	To be included only if the Note is issued in global form.

Exhibit A-3

after such record date and on or before such Interest Payment Date, except as provided in Section 2.16 of the Base Indenture with respect to Defaulted Interest, and the Issuer shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a paying agent on or after the Stated Maturity thereof. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose (which initially is 2 North LaSalle Street, Suite 700, Chicago, Illinois 60602), or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Debt Security Register or by wire transfer to accounts designated by the Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and interest and premium, if any, on each Global Security. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as paying agent and Registrar. The Issuer may change any paying agent or Registrar without notice to any Holder. The Partnership may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of August 21, 2009 (the “Original Indenture”), as amended by the Third Supplemental Indenture thereto dated as of April 18, 2013 (the Original Indenture, as so amended, the “Base Indenture”), as amended and supplemented by the Eighth Supplemental Indenture, dated as of August 11, 2020 (the “Eighth Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), each between the Issuer, Boardwalk Pipeline Partners, LP, as guarantor (together with its successors, the “Guarantor”), and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are the obligation of the Issuer and the Guarantor, initially in aggregate principal amount of $500 million. The Issuer may issue an unlimited aggregate principal amount of Additional Notes under the Indenture. Any such Additional Notes that are actually issued shall be treated as issued and Outstanding Notes (and as the same series (with identical terms other than with respect to the issue date, issue price and first payment of interest) as the initial Notes for the purposes indicated in Section 3.02 of the Eighth Supplemental Indenture).

5. Optional Redemption.

(a) At its option, the Issuer at any time prior to the Par Call Date, may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 45 basis points, plus in each case accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Exhibit A-4

(b) At its option, the Issuer at any time on or after the Par Call Date, may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

For purposes of determining the redemption price, the following definitions shall apply:

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date (the “Remaining Life”)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Remaining Life of the Notes to be redeemed (including, with respect to the definition of the term “Remaining Life”).

“Comparable Treasury Price” means, for any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Issuer obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Par Call Date” means November 15, 2030.

“Reference Treasury Dealers” means each of Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc., or an affiliate or successor of the foregoing, and one Primary Treasury Dealer selected by the Issuer; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Exhibit A-5

6. Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase them at the option of the Holders.

7. Notice of Redemption. Notice of redemption shall be mailed by first class mail (or, in the case of Global Securities, transmitted electronically) at least 10 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notices of redemption may be subject to conditions, as provided in the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption and with respect to which the redemption price has been paid.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges imposed in relation thereto.

9. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes, and any existing default or compliance with any provision of the Indenture relating to the Notes may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes. Without the consent of any Holder of a Note, the Indenture may be amended or supplemented for any of the purposes set forth in Section 9.01 of the Indenture.

11. Defaults and Remedies. If any Event of Default, other than one arising from certain events of bankruptcy or insolvency as described in the Indenture, occurs and is continuing, then, unless the principal of and accrued and unpaid interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare the principal of and interest on all the Notes to be due and payable. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, then in each and every such case, unless the principal of and accrued and unpaid interest on all the Notes shall have already become due and payable, the principal of and interest on all the Notes shall become due and payable immediately, without further action or notice.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if the Trustee determines in good faith that withholding notice is in the Holders’ interests. The Holders of not less than a majority

Exhibit A-6

in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default and its consequences under the Indenture except a Default or Event of Default in the payment of interest on, the principal of, or premium, if any, on, the Notes or an Event of Default relating to a provision of the Indenture that cannot be amended without the consent of each Holder affected thereby. The Partnership is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Partnership is required within 30 days after it becomes aware of the occurrence of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default and certain additional information.

12. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

13. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

14. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Boardwalk Pipelines, LP

c/o Boardwalk GP, LLC

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

Attention: General Counsel

Exhibit A-7

NOTATION OF GUARANTEE

The Guarantor (which term includes any successor Person in such capacity under the Indenture) has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions of the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on, the Debt Securities of this series and all other amounts due and payable under the Indenture and the Debt Securities of this series by the Issuer.

The obligations of the Guarantor to the Holders of Debt Securities of this series and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XIV of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Guarantor:

BOARDWALK PIPELINE PARTNERS, LP

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director

Exhibit A-8

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s Social Security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit A-9

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE3

The original principal amount of this Global Note is $                . The following increases or decreases in this Global Note have been made:

Date of Change	Amount of Decrease in Principal Amount	Amount of Increase in Principal Amount	Principal Amount of This Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

[3]	To be included only if the Note is issued in global form.

Exhibit A-10